Exhibit 1

ASX Release 19 February 2024 Pillar 3 Report as at 31 December 2023 Westpac Banking Corporation (“Westpac”) today provides the attached Pillar 3 Report (December 2023). For further information: Hayden Cooper Justin McCarthy Group Head of Media Relations General Manager, Investor Relations 0402 393 619 0422 800 321 This document has been authorised for release by Tim Hartin, Company Secretary. Level 18, 275 Kent Street Sydney, NSW, 2000

DECEMBER 2023 INCORPORATING THE REQUIREMENTS OF APS330 WESTPAC BANKING CORPORATION ABN 33 007 457 141 Pillar 3 Report

ii WESTPAC GROUP DECEMBER 2023 PILLAR 3 REPORT Table of contents Structure of Pillar 3 Report EXECUTIVE SUMMARY 1 Introduction 3 Group structure 4 Capital overview 6 Leverage ratio 9 Credit risk exposures 10 Securitisation 15 Liquidity coverage ratio 18 APPENDICES 19 Appendix I - APRA’s capital framework 19 Appendix II – APS330 quantitative requirements 21 Appendix III – Exchange rates 22 GLOSSARY 23 DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS 26 Table of contents In this report references to ‘Westpac’, ‘Westpac Group’, ‘the Group’, ‘we’, ‘us’ and ‘our’ are to Westpac Banking Corporation and its controlled entities (unless the context indicates otherwise). In this report, unless otherwise stated or the context otherwise requires, references to ‘$’, ‘AUD’ or ‘A$’ are to Australian dollars. References to ‘US$’, ‘USD’ or ‘US dollars’ are to United States dollars, references to ‘NZ$’, ‘NZD’ or ‘NZ dollars’ are to New Zealand dollars and references to GBP are to British Pound Sterling. Refer to Appendix III for information regarding the rates of exchange between the Australian dollar and other currencies applied by the Group as part of its operating activities as at 31 December 2023, 30 September 2023 and 31 December 2022. Any discrepancies between totals and sums of components in tables contained in this report are due to rounding. In this report, unless otherwise stated, disclosures reflect the Australian Prudential Regulation Authority’s (APRA) implementation of Basel III. Information contained in or accessible through the websites mentioned in this report does not form part of this report unless we specifically state that it is incorporated by reference and forms part of this report. All references in this report to websites are inactive textual references and are for information only. Westpac Banking Corporation ABN 33 007 457 141 WESTPAC GROUP DECEMBER 2023 PILLAR 3 REPORT Westpac’s reporting suite Our 2023 Annual Report is our primary report to shareholders. Guided by the Integrated Reporting Framework principles, it brings together financial and non-financial performance, strategic progress and the value created for stakeholders over the Full Year 2023 (FY23) reporting period. Our Annual Report forms part of our broader 2023 reporting suite, which comprises the Group’s financial, non-financial, risk and sustainability performance for the year. It includes our FY23 Financial Results Presentation and Investor Discussion Pack, Pillar 3 Report, Corporate Governance Statement and our inaugural Climate Report. Our full suite is available online at westpac.com.au/2023annualreport. 50-YEAR PARTNERSHIP WITH THE WESTPAC LIFESAVER RESCUE HELICOPTER SERVICE WESTPAC 2023 ANNUAL REPORT CREATING BETTER FUTURES TOGETHER WESTPAC 2023 CLIMATE REPORT CREATING BETTER FUTURES TOGETHER PILLAR 3 REPORT SEPTEMBER 2023 INCORPORATING THE REQUIREMENTS OF APS330 WESTPAC BANKING CORPORATION ABN 33 007 457 141 PRESENTATION AND INVESTOR DISCUSSION PACK 2023 FULL YEAR FINANCIAL RESULTS FOR THE 12 MONTHS ENDED 30 SEPTEMBER 2023 WESTPAC BANKING CORPORATION ABN 33 007 457 141 2023 ANNUAL GENERAL MEETING WESTPAC BANKING CORPORATION ABN 33 007 457 141 THURSDAY, 14 DECEMBER 2023 10:00 AM (BRISBANE TIME) NOTICE OF MEETING CORPORATE GOVERNANCE STATEMENT 2023 WESTPAC BANKING CORPORATION ABN 33 007 457 141 Annual Report FY23 Results Presentation and Investor Discussion Pack Climate Report Notice of Meeting Pillar 3 Report Corporate Governance Statement Acknowledgment of Indigenous Peoples Westpac acknowledges the First Peoples of Australia and recognises their ongoing role as Traditional Owners of the land and waters of this country, and we pay respect to Elders past and present. We extend that respect to Westpac’s Aboriginal and Torres Strait Islander employees, partners and stakeholders, and to the Indigenous Peoples in the other locations where we operate. In Aotearoa (New Zealand) we also acknowledge tangata whenua and the unique relationship that Indigenous Peoples share with all New Zealanders as partners and custodians of their natural ecosystems under Te Tiriti o Waitangi. In this Annual Report a reference to ‘Westpac’, ‘Group’, ‘Westpac Group’, ‘we’, ‘us’ and ‘our’ is to Westpac Banking Corporation ABN 33 007 457 141 and its subsidiaries unless it clearly means just Westpac Banking Corporation. For certain information about the basis of preparing the financial information in this Annual Report see ‘Reading this report’ in Section 2. In addition, this Annual Report contains statements that constitute ‘forward-looking statements’ within the meaning of Section 21E of the US Securities Exchange Act of 1934. For an explanation of forward-looking statements and the risks, uncertainties and assumptions to which they are subject, see ‘Reading this report’ in Section 2. Please consider those important disclaimers when reading the forward-looking statements in this Annual Report. Information contained in or accessible through the websites mentioned in this Annual Report does not form part of this report unless we specifically state that it is incorporated by reference and forms part of this report. All references in this report to websites are inactive textual references and are for information only. Westpac Banking Corporation ABN 33 007 457 141 WESTPAC GROUP 2023 ANNUAL REPORT

1

EXECUTIVE SUMMARY

Key capital ratios

%	31 Dec 2023	30 Sep 2023	31 Dec 2022
Level 2 Regulatory capital structure			
Common equity Tier 1 capital ratio %	12.29	12.38	11.13
Additional Tier 1 capital ratio %	2.45	2.21	2.07
Tier 1 capital ratio %	14.74	14.59	13.20
Tier 2 capital %	6.30	5.86	4.90
Total regulatory capital ratio %	21.04	20.45	18.10
APRA leverage ratio %	5.41	5.50	5.51
Level 1 Regulatory capital structure			
Level 1 Common equity Tier 1 capital ratio %	12.45	12.62	11.08

The current APRA capital framework became effective on 1 January 2023. A summary of the changes can be found in Appendix I. Disclosures for the period ending 31 December 2022 have not been restated.

Common equity Tier 1 (CET1) Ratio for First Quarter 2024

Westpac's Level 2 CET1 capital ratio at 31 December 2023 was 12.29%, 9 basis points lower than 30 September 2023. The decrease was primarily due to payment of the 2023 final dividend, which more than offset net profit derived in the quarter and lower risk weighted assets (RWA). Total RWA decreased over the quarter since 30 September 2023 by $8.0 billion or 1.8%, mainly due to the lower embedded loss within Interest Rate Risk in the Banking Book (IRRBB) RWA.

CET1 Ratio First Quarter 2023 to First Quarter 2024

Westpac's Level 2 CET1 capital ratio at 31 December 2023 is 116 basis points higher than 31 December 2022. The increase reflects net profit derived in the year and lower RWA which more than offset payment of the interim and final 2023 dividends and higher capital deductions. Total RWA reduced from 31 December 2022 by $37.0 billion or 7.7%. Credit RWA reduced by $26.0 billion mostly from APRA's revised capital framework which reduced credit RWA by $23.7 billion and resulted in a 62 basis point increase to the CET1 ratio. Non-credit risk RWA reduced by $11.1 billion, mainly from lower IRRBB RWA.

Risk Weighted Assets (RWA)

$m	31 Dec 2023	30 Sep 2023	31 Dec 2022
Risk weighted assets at Level 2			
Credit risk	337,949	339,758	363,914
Market risk	11,553	11,538	10,626
Operational risk	54,934	55,175	56,945
Interest rate risk in the banking book	33,935	40,138	43,866
Other	5,056	4,809	5,092
Total RWA	**443,427**	**451,418**	**480,443**
Total Exposure at Default	**1,187,223**	**1,173,867**	**1,228,791**

Total RWA decreased by $8.0 billion or 1.8% to $443.4 billion over the quarter with decreases across credit and non-credit RWA.

Credit RWA decreased by $1.8 billion. Key movements included:

- A $2.1 billion decrease due to data refinements mainly related to Residential Mortgages and Corporate exposures;
- A $1.5 billion decrease from counterparty credit risk and credit valuation adjustments due to decreases in the mark-to-market value of derivatives from changes in underlying foreign currency rates; and
- A $0.8 billion decrease from foreign currency translation impacts from the appreciation of the A$ against the US$ and the NZ$.

These decreases were partially offset by:

- A $2.0 billion increase due to some deterioration in credit metrics mainly from an increase in delinquencies in Residential Mortgages; and
- A $0.6 billion increase from higher lending primarily in Residential Mortgages and Corporate lending.

2 WESTPAC GROUP DECEMBER 2023 PILLAR 3 REPORT Executive summary Non-credit RWA were $6.2 billion lower, driven by the decrease in IRRBB RWA as the embedded loss reduced due to lower interest rate swap rates. Exposure at Default Exposure at default (EAD) increased $13.4 billion over the quarter. Key movements included: • $10.8 billion increase in Sovereign exposures, as part of liquidity management; • $7.5 billion increase from higher lending primarily in Residential Mortgages and Corporate segments; • $2.8 billion decrease from foreign currency translation impacts; and • $2.3 billion decrease in derivative exposures. Additional Tier 1 and Tier 2 During the quarter the Group issued $1.75 billion of Additional Tier 1 capital instruments, and redeemed $0.8 billion of Additional Tier 1 capital instruments. The net impact of these transactions was an increase in the Tier 1 capital ratio of approximately 21 basis points. The Group also issued $2.6 billion of Tier 2 capital instruments over the quarter. The impact of these transactions was an increase in the total capital ratio of approximately 59 basis points. There were no Tier 2 capital instruments redeemed. On 2 December 2021, APRA announced a requirement for domestic systemically important banks (D-SIBs) including Westpac, to increase total capital requirements by 4.5 percentage points of RWA to meet additional loss absorbing capacity. From 1 January 2026 the total capital requirement is 18.25%. The increase in total capital, is expected to be managed through issuance of additional Tier 2 capital. Leverage ratio The leverage ratio represents the amount of Tier 1 capital relative to exposure1 .. At 31 December 2023, Westpac’s leverage ratio was 5.41%, above the requirement of 3.50%. The leverage ratio was down 9 basis points from 30 September 2023 due to an increase in total exposures and slightly lower Tier 1 capital. Liquidity Coverage Ratio (LCR) Westpac’s average LCR for the quarter ended 31 December 2023 was 133% (30 September 2023: 134%), above the regulatory minimum of 100%. The decrease in the ratio was mainly due to a decrease in holdings of liquid assets driven by widening gap between bank loans and customer deposits (customer funding gap), partially offset with lower average Net Cash Outflows (NCO). The decrease in average NCOs was driven by lower wholesale funding outflows, as prior period outflows included the maturity of the first tranche of the Term Funding Facility (TFF). 1. As defined under Attachment D of APS110: Capital Adequacy.

3 Introduction Westpac Banking Corporation is an Authorised Deposit-taking Institution (ADI) subject to regulation by APRA. APRA has accredited Westpac to apply advanced models permitted by the Basel III global capital adequacy regime to the measurement of its regulatory capital requirements. Westpac uses the Advanced Internal Ratings-Based approach (Advanced IRB or AIRB) for credit risk and the Standardised Measurement Approach (SMA) for operational risk. In accordance with APS330 Public Disclosure, financial institutions that have received the Advanced IRB accreditation, such as Westpac, are required to disclose prudential information about their risk management practices on a semi-annual basis. A subset of this information must be disclosed quarterly. In addition to this report, the regulatory disclosures section of the Westpac website1 contains the reporting requirements for: • Capital instruments under Attachment B of APS330; and • The identification of potential Global-Systemically Important Banks (G-SIB) under Attachment H of APS330 (disclosed annually). Capital instruments disclosures are updated when: • A new capital instrument is issued that will form part of regulatory capital; or • A capital instrument is redeemed, converted into CET1 capital, written off, or its terms and conditions are changed. 1. westpac.com.au/about-westpac/investor-centre/financial-information/regulatory-disclosures/ Introduction

4 WESTPAC GROUP DECEMBER 2023 PILLAR 3 REPORT Group Structure APRA applies a tiered approach to measuring Westpac’s capital adequacy1 by assessing financial strength at three levels: • Level 1, comprising Westpac Banking Corporation and its subsidiary entities that have been approved by APRA as being part of a single ‘Extended Licensed Entity’ (ELE) for the purposes of measuring capital adequacy; • Level 2, the consolidation of Westpac Banking Corporation and all its subsidiary entities except those entities specifically excluded by APRA regulations. The head of the Level 2 group is Westpac Banking Corporation; and • Level 3, the consolidation of Westpac Banking Corporation and all its subsidiary entities. Unless otherwise specified, all quantitative disclosures in this report refer to the prudential assessment of Westpac’s financial strength on a Level 2 basis2. The Westpac Group The following diagram shows the Level 3 conglomerate group and illustrates the different tiers of regulatory consolidation. Westpac Banking Corporation Offshore Branches and Extended Licensed Entities Westpac New Zealand Limited Other Banking & Financial Entities Insurance, Funds Management, Non-Financial, Special Purpose Entities Level 3 Level 2 Level 1 Accounting consolidation3 The consolidated financial statements incorporate the assets and liabilities of all entities (including structured entities) controlled by Westpac. Westpac and its subsidiaries are referred to collectively as the ‘Group’. The effects of all transactions between entities in the Group are eliminated on consolidation. Control exists when the parent entity is exposed to, or has rights to, variable returns from its involvement with an entity, and has the ability to affect those returns through its power over that entity. Subsidiaries are fully consolidated from the date on which control commences and they are no longer consolidated from the date that control ceases. Group entities excluded from the regulatory consolidation at Level 2 Consolidation at Level 2 includes the global entities of Westpac and its subsidiaries, including other controlled banking, securities and financial entities, except for those entities involved in the following business activities: • insurance; • acting as manager, responsible entity, approved trustee, trustee or similar role in relation to funds management; • non-financial (commercial) operations; or • special purpose entities to which assets have been transferred in accordance with the requirements of APS120 Securitisation. Retained earnings and equity investments in subsidiary entities excluded from the consolidation at Level 2 are deducted from capital, with the exception of securitisation special purpose entities. 1. APS110 Capital Adequacy outlines the overall framework adopted by APRA for the purpose of assessing the capital adequacy of an ADI. 2. Impaired assets and provisions held in Level 3 entities are excluded from the tables in this report. 3. Refer to Note 29 of Westpac’s 2023 Annual Report for further details. Group Structure

5 Subsidiary banking entities Westpac New Zealand Limited (WNZL), a wholly owned subsidiary entity, is a registered bank incorporated in New Zealand and regulated by, among others, the Reserve Bank of New Zealand (RBNZ) for prudential purposes. WNZL uses both the Advanced IRB and Standardised methodologies for credit risk, and the SMA for operational risk. Other subsidiary banking entities in the Group include Westpac Bank PNG Limited, Westpac Europe Limited and Westpac Europe GMBH. For the purposes of determining Westpac’s capital adequacy subsidiary banking entities are consolidated at Level 2. Restrictions and major impediments on the transfer of funds or regulatory capital within the Group Certain subsidiary banking and trustee entities are subject to local prudential regulation in their own right, including capital adequacy requirements and investment or intra-group exposure limits. Westpac seeks to ensure that its subsidiary entities are adequately capitalised and adhere to regulatory requirements at all times. Dividends and capital are repatriated in line with the Group’s policy subject to subsidiary Board approval and local regulations. Minimum capital (‘thin capitalisation’) rules Tax legislation in most jurisdictions in which the Group operates prescribes minimum levels of capital that must be retained in that jurisdiction to avoid a portion of the interest costs incurred in the jurisdiction ceasing to be tax deductible. Capital for these purposes includes both contributed capital and non-distributed retained earnings. Westpac seeks to maintain sufficient capital/retained earnings in these entities to comply with these rules. Tax costs associated with repatriation Repatriation of retained earnings (and capital) may result in tax being payable in either the jurisdiction from which the repatriation occurs or in Australia on receipt of the relevant amounts. This cost would reduce the amount actually repatriated. Intra-group exposure limits Exposures to related entities are managed within the prudential limits prescribed by APRA in APS222 Associations with Related Entities1 .. Westpac has an internal limit structure and approval process governing credit exposures to related entities. This limit structure and approval process, combined with APRA’s prudential limits, is designed to reduce the potential for unacceptable contagion risk. RBNZ capital review The RBNZ capital adequacy framework became effective from 1 July 2022. The reforms were phased in from 1 October 2021, with changes yet to be fully implemented including: • WNZL Tier 1 capital requirement will increase to 16% of RWA by 1 July 2028, of which 13.5% must be CET1 capital and up to 2.5% may be Additional Tier 1 capital; • WNZL’s total capital requirement will increase to 18% of RWA by 1 July 2028, of which up to 2% can be Tier 2 capital; and • Eligible Tier 1 capital will comprise common equity and redeemable perpetual preference shares. Existing Additional Tier 1 capital instruments are being progressively phased out by 1 July 2028. 1. For the purposes of APS222, subsidiaries controlled by Westpac, other than subsidiaries that form part of the ELE, represent ‘related entities’. Prudential and internal limits apply to intra-group exposures between the ELE and related entities, both on an individual and aggregate basis.

6 WESTPAC GROUP DECEMBER 2023 PILLAR 3 REPORT

CAPITAL OVERVIEW

Capital management strategy

Westpac's capital management strategy is reviewed on an ongoing basis and annually through an Internal Capital Adequacy Assessment Process (ICAAP). Key features include:

- Consideration of strategy, business mix and operations, regulatory capital minimums, capital buffers and contingency plans. The current regulatory capital minimums together with the capital conservation buffer (CCB) and countercyclical capital buffer are the Total CET1 Requirement. The Total CET1 Requirement for Westpac is at least 10.25%[1] based on an industry minimum CET1 requirement of 4.5% plus a capital conservation buffer of 4.75% and a countercyclical capital buffer of 1.0%[2];
- Consideration of regulatory capital requirements and the perspectives of external stakeholders including rating agencies as well as equity and debt investors; and
- A stress testing framework that challenges the capital measures, coverage and capital requirements including the impact of adverse economic scenarios.

The Board has determined that Westpac will target a CET1 capital operating range of between 11.0% and 11.5%, in normal operating conditions.

Westpac's capital adequacy ratios

%	31 Dec 2023	30 Sept 2023	31 Dec 2022
The Westpac Group at Level 2			
Common equity Tier 1 capital ratio	12.29	12.38	11.13
Additional Tier 1 capital	2.45	2.21	2.07
Tier 1 capital ratio	**14.74**	**14.59**	**13.20**
Tier 2 capital	6.30	5.86	4.90
Total regulatory capital ratio	**21.04**	**20.45**	**18.10**
The Westpac Group at Level 1			
Common equity Tier 1 capital ratio	12.45	12.62	11.08
Additional Tier 1 capital	2.68	2.42	2.22
Tier 1 capital ratio	**15.13**	**15.04**	**13.30**
Tier 2 capital	6.94	6.44	5.30
Total regulatory capital ratio	**22.07**	**21.48**	**18.60**

Westpac New Zealand Limited's capital adequacy ratios

%	31 Dec 2023	30 Sept 2023	31 Dec 2022
Westpac New Zealand Limited			
Common equity Tier 1 capital ratio	11.63	11.10	11.41
Additional Tier 1 capital	2.17	1.62	1.94
Tier 1 capital ratio	**13.80**	**12.72**	**13.35**
Tier 2 capital	1.74	1.73	0.89
Total regulatory capital ratio	**15.54**	**14.45**	**14.24**

1. Noting that APRA may apply higher CET1 requirements for an individual ADI.
2. APRA has currently set a 1.0% default countercyclical capital buffer for Australian exposures however this may be varied by APRA in the range of 0% to 3.5%. The final countercyclical capital buffer is ADI specific and dependent on a bank's international exposures.

7

This table shows risk weighted assets for each risk type included in the regulatory assessment of Westpac's capital adequacy. More detailed disclosures for selected risk classes are presented in the following sections of this report.

31 December 2023

$m	IRB Approach[1]	FIRB Approach[2]	Standardised Approach[3]	Total Risk Weighted Assets
Credit risk				
Corporate	24,621	-	1,160	25,781
Business Lending	23,834	-	224	24,058
Property Finance	30,434	-	-	30,434
Large Corporate	-	20,214	-	20,214
Sovereign	-	2,171	1,597	3,768
Financial Institutions	-	12,402	51	12,453
Residential Mortgages	115,518	-	17,274	132,792
Australian Credit Cards	3,738	-	-	3,738
Other Retail	4,447	-	432	4,879
Small Business	17,062	-	116	17,178
Specialised Lending	3,084	-	453	3,537
Securitisation	7,530	-	-	7,530
New Zealand	44,211	-	2,275	46,486
Credit valuation adjustment	-	-	5,101	5,101
Total Credit risk	**274,479**	**34,787**	**28,683**	**337,949**
Market risk				11,553
Operational risk				54,934
Interest rate risk in the banking book				33,935
Other[4]				5,056
Total				**443,427**

1. IRB approaches excluding Foundation IRB (FIRB).
2. Under FIRB, an ADI must provide its own estimates of probability of default (PD) and maturity and rely on supervisory estimates of loss given default (LGD) and EAD.
3. Westpac's standardised risk weighted assets are categorised based on their equivalent IRB categories.
4. Other assets include cash items, unsettled transactions, fixed assets and other non-interest earning assets.

8 WESTPAC GROUP DECEMBER 2023 PILLAR 3 REPORT

CAPITAL OVERVIEW

30 September 2023

$m	IRB Approach[1]	FIRB Approach[2]	Standardised Approach[3]	Total Risk Weighted Assets
Credit risk				
Corporate	24,818	-	656	25,474
Business Lending	23,860	-	223	24,083
Property Finance	30,416	-	-	30,416
Large Corporate	-	20,570	-	20,570
Sovereign	-	2,143	1,805	3,948
Financial Institutions	-	13,457	71	13,528
Residential Mortgages	112,948	-	19,290	132,238
Australian Credit Cards	3,712	-	-	3,712
Other Retail	4,607	-	425	5,032
Small Business	17,040	-	125	17,165
Specialised Lending	3,065	-	466	3,531
Securitisation	7,661	-	-	7,661
New Zealand	44,350	-	2,298	46,648
Credit valuation adjustment	-	-	5,752	5,752
Total Credit risk	**272,477**	**36,170**	**31,111**	**339,758**
Market risk				11,538
Operational risk				55,175
Interest rate risk in the banking book				40,138
Other[4]				4,809
Total				**451,418**

31 December 2022

$m	IRB Approach	Standardised Approach[3]	Total Risk Weighted Assets
Credit risk			
Corporate	71,568	885	72,453
Business lending	29,895	725	30,620
Sovereign	2,462	1,668	4,130
Bank	4,835	70	4,905
Residential mortgages	151,384	2,706	154,090
Australian credit cards	3,923	-	3,923
Other retail	6,539	697	7,236
Small business	13,917	-	13,917
Specialised lending	59,717	437	60,154
Securitisation	7,241	-	7,241
Credit valuation adjustment	-	5,245	5,245
Total credit risk	**351,481**	**12,433**	**363,914**
Market risk			10,626
Operational risk			56,945
Interest rate risk in the banking book			43,866
Other assets[4]			5,092
Total			**480,443**

1. IRB approaches excluding FIRB.
2. Under FIRB, an ADI must provide its own estimates of probability of default (PD) and maturity and rely on supervisory estimates of loss given default (LGD) and EAD.
3. Westpac's standardised risk weighted assets are categorised based on their equivalent IRB categories.
4. Other assets include cash items, unsettled transactions, fixed assets and other non-interest earning assets.

9 Leverage Ratio Leverage ratio The following table summarises Westpac’s leverage ratio. $ billion 31 December 2023 30 September 2023 30 June 2023 31 March 2023 Net Tier 1 Regulatory Capital 65.3 65.9 64.5 65.6 Total Exposures 1,207.4 1,196.7 1,202.1 1,200.1 Leverage ratio 5.4% 5.5% 5.4% 5.5% Leverage Ratio

10 WESTPAC GROUP DECEMBER 2023 PILLAR 3 REPORT

CREDIT RISK EXPOSURES

Summary credit risk disclosure

31 December 2023

$m	Exposure at Default	Risk Weighted Assets	Regulatory Expected Loss[1]	Regulatory expected loss for non-defaulted exposures	Specific Provision for Non-performing Exposures	Actual losses for the 3 months ended
Corporate	40,897	24,621	534	146	155	(18)
Business Lending	43,761	23,834	548	238	321	3
Property Finance	54,407	30,434	322	157	165	2
Large Corporate	39,716	20,214	71	71	-	-
Sovereign	182,183	2,171	3	3	-	-
Financial Institutions	34,216	12,402	65	28	17	-
Residential Mortgages	538,252	115,518	1,243	827	419	9
Australian Credit Cards	13,606	3,738	155	126	29	27
Other Retail	4,576	4,447	190	135	55	26
Small Business	28,115	17,062	503	343	163	14
Specialised Lending	4,009	3,084	25	25	-	-
Securitisation	38,585	7,530	-	-	-	-
Standardised[2]	30,018	26,408	-	-	99	1
New Zealand	134,882	46,486	561	378	132	4
Total	**1,187,223**	**337,949**	**4,220**	**2,477**	**1,555**	**68**

30 September 2023

$m	Exposure at Default	Risk Weighted Assets	Regulatory Expected Loss[1]	Regulatory expected loss for non-defaulted exposures	Specific Provision for Non-performing Exposures	Actual losses for the 12 months ended
Corporate	40,545	24,818	477	151	93	16
Business Lending	42,327	23,860	529	244	296	39
Property Finance	54,736	30,416	320	162	157	4
Large Corporate	41,328	20,570	84	84	-	-
Sovereign	175,377	2,143	3	3	-	-
Financial Institutions	38,426	13,457	66	30	16	9
Residential Mortgages	529,740	112,948	1,166	788	382	32
Australian Credit Cards	13,590	3,712	155	124	31	99
Other Retail	4,848	4,607	193	133	59	122
Small Business	28,232	17,040	509	346	165	57
Specialised Lending	3,981	3,065	25	25	-	-
Securitisation	37,600	7,661	-	-	-	-
Standardised[2]	29,393	28,813	-	-	97	5
New Zealand	133,744	46,648	551	377	120	27
Total	**1,173,867**	**339,758**	**4,078**	**2,467**	**1,416**	**410**

1. Includes regulatory expected losses for defaulted and non-defaulted exposures.
2. Includes credit valuation adjustment.

11

31 December 2022

$m	Exposure at Default	Risk Weighted Assets	Regulatory Expected Loss[1]	Regulatory expected loss for non-defaulted exposures	Specific Provision for Non-performing Exposures	Actual losses for the 3 months ended
Corporate	140,667	71,568	853	331	151	(37)
Business lending	54,963	29,895	611	296	126	12
Sovereign	232,293	2,462	2	2	-	-
Bank	21,078	4,835	6	6	-	-
Residential mortgages	605,540	151,384	1,389	995	69	10
Australian credit cards	15,090	3,923	156	123	29	26
Other retail	8,688	6,539	288	195	88	33
Small business	27,724	13,917	448	286	133	7
Specialised Lending	71,103	59,717	930	593	8	-
Securitisation	37,274	7,241	-	-	-	-
Standardised[2]	14,371	12,433	-	-	51	-
Total	**1,228,791**	**363,914**	**4,683**	**2,827**	**655**	**51**

Expected credit loss provision

This table provides a summary of expected credit loss provision. For 31 December 2023 and 30 September 2023, Stage 1 and Stage 2 credit losses are included in the provision held against performing exposures Line item. Stage 3 credit losses are included in the Total Specific Provision line.

The majority of the increase in IAPs since 30 September 2023 related to a single name customer and an increase in more than 90 days delinquency in the programme managed portfolio reflecting the impact of higher interest rates and inflation on some customers. The impacts are also reflected in our mortgage and personal exposures, which has resulted in a higher CAPs balance compared to 30 September 2023.

31 December 2023	AAS Provisions		Total Regulatory
$m	IAPs	CAPs	Provisions
Specific Provisions			
for impaired loans	443	203	646
for defaulted but not impaired loans	-	909	909
Total Specific Provision[3]	**443**	**1,112**	**1,555**
Provisions held against performing exposures	-	3,517	3,517
Total provisions for ECL	**443**	**4,629**	**5,072**

30 September 2023	AAS Provisions		Total Regulatory
$m	IAPs	CAPs	Provisions
Specific Provisions			
for impaired loans	351	215	566
for defaulted but not impaired loans	-	850	850
Total Specific Provision[3]	**351**	**1,065**	**1,416**
Provisions held against performing exposures	-	3,525	3,525
Total provisions for ECL	**351**	**4,590**	**4,941**

31 December 2022	AAS Provisions		Total Regulatory
$m	IAPs	CAPs	Provisions
Specific Provisions			
for impaired loans	398	257	655
for defaulted but not impaired loans	-	724	724
For Stage 2	-	2,005	2,005
Total Specific Provision[3]	**398**	**2,986**	**3,384**
General Reserve for Credit Loss[3]	-	1,408	1,408
Total provisions for ECL	**398**	**4,394**	**4,792**

1. Includes regulatory expected losses for defaulted and non-defaulted exposures.
2. Includes credit valuation adjustment.
3. Provisions classified according to APRA's letter dated 4 July 2017 "Provisions for regulatory purposes and AASB 9 financial instruments".

12 **WESTPAC GROUP** DECEMBER 2023 PILLAR 3 REPORT

CREDIT RISK EXPOSURES

Exposure at Default by major type[1]

The following tables segment the portfolio by characteristics that provide an insight into the assessment of credit risk concentration.

31 December 2023		Off-balance sheet		Total	Average
$m	On balance sheet	Non-market related	Market related	Exposure at Default	3 months ended
Corporate	28,333	9,760	2,804	40,897	39,231
Business Lending	37,228	6,383	150	43,761	42,315
Property Finance	48,829	5,259	319	54,407	53,936
Large Corporate	20,760	14,748	4,208	39,716	40,196
Sovereign	158,863	250	23,070	182,183	194,225
Financial Institutions	16,240	4,783	13,193	34,216	37,077
Residential Mortgages	471,342	66,910	-	538,252	527,484
Australian Credit Cards	6,311	7,295	-	13,606	13,631
Other Retail	3,635	941	-	4,576	5,068
Small Business	20,847	7,268	-	28,115	28,823
Specialised Lending	2,080	1,748	181	4,009	3,925
Securitisation	31,341	7,132	112	38,585	36,260
Standardised	19,410	5,301	5,307	30,018	29,786
New Zealand	112,987	21,274	621	134,882	133,217
Total	**978,206**	**159,052**	**49,965**	**1,187,223**	**1,185,174**

30 September 2023		Off-balance sheet		Total	Average
$m	On balance sheet	Non-market related	Market related	Exposure at Default	6 months ended
Corporate	27,410	9,835	3,300	40,545	38,676
Business Lending	36,285	5,989	53	42,327	41,833
Property Finance	48,877	5,577	282	54,736	53,779
Large Corporate	22,845	13,686	4,797	41,328	40,356
Sovereign	148,767	297	26,313	175,377	198,239
Financial Institutions	17,001	4,545	16,880	38,426	38,031
Residential Mortgages	464,316	65,424	-	529,740	523,896
Australian Credit Cards	6,170	7,420	-	13,590	13,639
Other Retail	3,886	962	-	4,848	5,232
Small Business	21,200	7,032	-	28,232	29,059
Specialised Lending	2,079	1,803	99	3,981	3,897
Securitisation	29,823	7,723	54	37,600	35,485
Standardised	21,077	5,249	3,067	29,393	29,709
New Zealand	111,491	21,536	717	133,744	132,661
Total	**961,227**	**157,078**	**55,562**	**1,173,867**	**1,184,492**

31 December 2022		Off-balance sheet		Total	Average
$m	On balance sheet	Non-market related	Market related	Exposure at Default	3 months ended
Corporate	67,228	58,986	14,453	140,667	144,082
Business lending	41,219	13,744	-	54,963	54,677
Sovereign	177,522	1,537	53,234	232,293	227,309
Bank	11,571	1,647	7,860	21,078	21,213
Residential mortgages	523,220	82,320	-	605,540	601,186
Australian credit cards	6,310	8,780	-	15,090	15,079
Other retail	6,116	2,572	-	8,688	8,830
Small business	20,842	6,882	-	27,724	27,927
Specialised lending	57,875	12,782	446	71,103	69,828
Securitisation	29,431	7,799	44	37,274	36,798
Standardised	10,836	992	2,543	14,371	14,487
Total	**952,170**	**198,041**	**78,580**	**1,228,791**	**1,221,416**

1. As set out in Appendix I, APRA's capital framework effective 1 January 2023 introduced new credit risk asset classes. This resulted in exposures moving between asset classes. Given this, for 30 September 2023 the average EAD over 6-months has been shown rather than a 12-month average.

13

Non-performing and past due loans by portfolio

This table discloses non-performing and past due loans by credit asset class. ADI's are required to disclose non-performing exposures which are exposures in default aligned to the definition in APS220 Credit Risk Management. Under APS 220, the initial recognition of default is where either one, or both, of the following has happened:

- Westpac considers that the borrower is unlikely to pay its credit obligations to Westpac in full, and without recourse to actions such as realising available security;
- the borrower is 90 days or more past-due on a credit obligation to Westpac.

ADI's are also required to classify an exposure as non-performing for an additional 90 days after returning to performing.

31 December 2023 $m	Non Performing Exposures - Not Impaired	Non Performing Exposures - Impaired	Total Non Performing Exposures	Specific provisions for Non Performing Exposures	Actual Losses for the 3 months ended
Corporate	39	161	200	155	(18)
Business Lending	871	189	1,060	321	3
Property Finance	729	16	745	165	2
Large Corporate	-	-	-	-	-
Sovereign	-	-	-	-	-
Financial Institutions	56	8	64	17	-
Residential Mortgages	4,516	229	4,745	419	9
Australian Credit Cards	-	80	80	29	27
Other Retail	-	113	113	55	26
Small Business	664	336	1,000	163	14
Specialised Lending	-	-	-	-	-
Securitisation	-	-	-	-	-
Standardised	355	118	473	99	1
New Zealand	637	121	758	132	4
Total	**7,867**	**1,371**	**9,238**	**1,555**	**68**

30 September 2023 $m	Non Performing Exposures - Not Impaired	Non Performing Exposures - Impaired	Total Non Performing Exposures	Specific provisions for Non Performing Exposures	Actual Losses for the 12 months ended
Corporate	27	100	127	93	16
Business Lending	823	190	1,013	296	39
Property Finance	716	36	752	157	4
Large Corporate	-	-	-	-	-
Sovereign	-	-	-	-	-
Financial Institutions	51	8	59	16	9
Residential Mortgages	4,117	238	4,355	382	32
Australian Credit Cards	-	84	84	31	99
Other Retail	-	123	123	59	122
Small Business	667	320	987	165	57
Specialised Lending	-	-	-	-	-
Securitisation	-	-	-	-	-
Standardised	345	124	469	97	5
New Zealand	661	79	740	120	27
Total	**7,407**	**1,302**	**8,709**	**1,416**	**410**

14 WESTPAC GROUP DECEMBER 2023 PILLAR 3 REPORT Credit risk exposures 31 December 2022 Actual Specific Losses Provisions for the Defaulted Impaired for Impaired 3 months $m not impaired1 Loans Loans ended Corporate 215 203 151 (37) Business lending 1,175 264 126 12 Sovereign - - - - Bank - - - - Residential mortgages 3,623 291 69 10 Australian credit cards - 59 29 26 Other retail - 169 88 33 Small business 600 364 133 7 Specialised lending 601 38 8 - Securitisation - - - - Standardised 78 98 51 - Total 6,292 1,486 655 51 1. Includes items past 90 days not impaired.

15 Securitisation Banking book summary of securitisation activity by asset type This table shows assets transferred into securitisation schemes by underlying asset type (ADI originated) for the relevant period. The overall reduction in the amounts securitised is due to the reduction in the frequency and volume of sales to the internal securitisation programmes, resulting from reduced requirements following the phase-out of the Reserve Bank of Australia’s Committed Liquidity Facility on 1 January 2023. For the 3 months ended Recognised 31 December 2023 Amount gain or loss $m securitised on sale Residential mortgages 1,018 - Credit cards - - Auto and equipment finance - - Business lending - - Investments in ABS - - Other - - Total 1,018 - For the 12 months ended Recognised 30 September 2023 Amount gain or loss $m securitised on sale Residential mortgages 26,201 - Credit cards - - Auto and equipment finance - - Business lending - - Investments in ABS - - Other - - Total 26,201 - For the 3 months ended Recognised 31 December 2022 Amount gain or loss $m securitised on sale Residential mortgages 7,157 - Credit cards - - Auto and equipment finance - - Business lending - - Investments in ABS - - Other - - Total 7,157 -

16 WESTPAC GROUP DECEMBER 2023 PILLAR 3 REPORT

SECURITISATION

Banking book summary of on and off-balance sheet securitisation by exposure type

$m	On balance sheet Securitisation retained	Securitisation purchased	Off-balance sheet	Total Exposure at Default
31 December 2023				
Securities	-	7,780	-	7,780
Liquidity facilities	-	-	394	394
Funding facilities	7,383	-	955	8,338
Underwriting facilities	-	-	-	-
Lending facilities	778	-	66	844
Warehouse facilities	15,400	-	5,829	21,229
Total	**23,561**	**7,780**	**7,244**	**38,585**

$m	On balance sheet Securitisation retained	Securitisation purchased	Off-balance sheet	Total Exposure at Default
30 September 2023				
Securities	-	7,520	-	7,520
Liquidity facilities	-	-	329	329
Funding facilities	6,800	-	767	7,567
Underwriting facilities	-	-	-	-
Lending facilities	1,870	-	220	2,090
Warehouse facilities	13,632	-	6,462	20,094
Total	**22,302**	**7,520**	**7,778**	**37,600**

$m	On balance sheet Securitisation retained	Securitisation purchased	Off-balance sheet	Total Exposure at Default
31 December 2022				
Securities	-	7,061	37	7,099
Liquidity facilities	-	-	280	280
Funding facilities	4,910	-	747	5,657
Underwriting facilities	-	-	-	-
Lending facilities	2,141	-	325	2,466
Warehouse facilities	15,318	-	6,454	21,772
Total	**22,369**	**7,061**	**7,843**	**37,274**

17

Trading book summary of on and off-balance sheet securitisation by exposure type[1]

$m	On balance sheet Securitisation retained	On balance sheet Securitisation purchased	Off-balance sheet	Total Exposure at Default
31 December 2023				
Securities	-	546	-	546
Liquidity facilities	-	-	-	-
Funding facilities	-	-	-	-
Underwriting facilities	-	-	-	-
Lending facilities	-	-	-	-
Warehouse facilities	-	-	-	-
Credit enhancements	-	-	-	-
Basis swaps	-	-	107	107
Other derivatives	-	-	5	5
Total	**-**	**546**	**112**	**658**

$m	On balance sheet Securitisation retained	On balance sheet Securitisation purchased	Off-balance sheet	Total Exposure at Default
30 September 2023				
Securities	-	447	-	447
Liquidity facilities	-	-	-	-
Funding facilities	-	-	-	-
Underwriting facilities	-	-	-	-
Lending facilities	-	-	-	-
Warehouse facilities	-	-	-	-
Credit enhancements	-	-	-	-
Basis swaps	-	-	49	49
Other derivatives	-	-	5	5
Total	**-**	**447**	**54**	**501**

$m	On balance sheet Securitisation retained	On balance sheet Securitisation purchased	Off-balance sheet	Total Exposure at Default
31 December 2022				
Securities	-	433	-	433
Liquidity facilities	-	-	-	-
Funding facilities	-	-	-	-
Underwriting facilities	-	-	-	-
Lending facilities	-	-	-	-
Warehouse facilities	-	-	-	-
Credit enhancements	-	-	-	-
Basis swaps	-	-	35	35
Other derivatives	-	-	10	10
Total	**-**	**433**	**45**	**478**

1. EAD associated with trading book securitisation is not included in the EAD by major type on page 16. Trading book securitisation exposure is captured and risk weighted under APS116.

18 WESTPAC GROUP DECEMBER 2023 PILLAR 3 REPORT

LIQUIDITY COVERAGE RATIO

Liquidity Coverage Ratio

The Liquidity Coverage Ratio (LCR) measures a bank's ability to meet its liquidity needs under an acute liquidity stress scenario (prescribed by APRA), measured over a 30-day time frame. LCR is calculated as High-Quality Liquid Assets (HQLA) as a percentage of Net Cash Outflows (NCO).

Westpac's average LCR for the quarter was 133% (30 September 2023: 134%) and continues to be above the regulatory minimum of 100%.

The decrease in average LCR for the quarter ended 31 December 2023 (133%) reflects a decrease in holdings of liquid assets[1], largely driven by higher average customer funding gap, partially offset with lower average NCOs. The decrease in average NCOs was driven by lower wholesale funding outflows, as prior period outflows included the maturity of the first tranche of the TFF.

Westpac's portfolio of HQLA averaged $172.9 billion over the quarter[2] (30 September 2023: $177.6 billion).

Funding is sourced from retail, small business, corporate and institutional customer deposits and wholesale funding. Westpac seeks to minimise the outflows associated with this funding by targeting customer deposits with lower LCR outflow rates and actively manages the maturity profile of its wholesale funding portfolio. Westpac maintains a buffer over the regulatory minimum of 100% in line with Liquidity Risk tolerance.

	31 December 2023		30 September 2023	
$m	Total unweighted value (average)	Total weighted value (average)	Total unweighted value (average)	Total weighted value (average)
Liquid assets, of which:				
1 High-quality liquid assets (HQLA)		172,884		177,611
2 Alternative liquid assets (ALA)		-		-
3 Reserve Bank of New Zealand (RBNZ) securities		4,729		4,271
Cash Outflows				
4 Retail deposits and deposits from small business customers, of which:	**335,665**	**29,718**	**329,247**	**29,304**
5 Stable deposits	163,225	8,161	159,374	7,969
6 Less stable deposits	172,440	21,557	169,873	21,335
7 Unsecured wholesale funding, of which:	**168,433**	**75,641**	**170,569**	**76,953**
8 Operational deposits (all counterparties) and deposits in networks for cooperative banks	75,696	18,853	74,815	18,631
9 Non-operational deposits (all counterparties)	81,798	45,849	84,505	47,073
10 Unsecured debt	10,939	10,939	11,249	11,249
11 Secured wholesale funding		**341**		**3,891**
12 Additional requirements, of which:	**215,992**	**32,348**	**215,038**	**30,463**
13 Outflows related to derivatives exposures and other collateral requirements	12,772	12,772	12,462	12,462
14 Outflows related to loss of funding on debt products	1,573	1,573	136	136
15 Credit and liquidity facilities	201,647	18,003	202,440	17,865
16 Other contractual funding obligations	**9,220**	**6,439**	**7,606**	**4,515**
17 Other contingent funding obligations	**47,592**	**4,141**	**46,727**	**4,082**
18 Total cash outflows		**148,628**		**149,208**
Cash inflows				
19 Secured lending (e.g. reverse repos)	7,254	-	7,876	-
20 Inflows from fully performing exposures	9,779	5,268	9,400	5,020
21 Other cash inflows	10,147	10,147	7,988	7,988
22 Total cash inflows	**27,180**	**15,415**	**25,264**	**13,008**
23 Total liquid assets		**177,613**		**181,882**
24 Total net cash outflows		**133,213**		**136,200**
25 Liquidity Coverage Ratio (%)		**133%**		**134%**
Number of data points used		63		65

1. Liquid assets included in the LCR comprise HQLA such as cash, deposits with central banks, Australian Government and semi-government securities, and additional qualifying RBNZ securities.
2. Calculated as a simple average of the daily observations over the quarter.

19 Appendix I | APRA’s capital framework APRA’s capital framework (Basel III) became effective on 1 January 2023 and included updated prudential standards for capital adequacy and credit risk capital. The objectives of the capital framework are to provide flexibility for banks to operate in all environments including in times of stress, enhance risk sensitivity and improve comparability with international standards. Revisions on 1 January 2023 include: • Capital requirements: The total CET1 Requirement for D-SIBs, including Westpac, is 10.25% (noting that APRA may apply higher CET1 requirements for an individual ADI). This comprises: – Minimum CET1 of 4.5%; – Capital conservation buffer (CCB) of 4.75%; and – Countercyclical capital buffer of 1.0%. • Calculation of Credit RWA: There have been several changes, with the most significant including: – Asset classifications used to determine RWA; – Greater use of internal modelling within property finance and mortgages which reduced risk weightings; – Higher capital requirements for higher risk segments such as interest only and investor mortgages; – Revised credit conversion factors (CCFs) for the calculation of off-balance sheet exposures which has reduced exposure at default. CCFs are percentage values used to convert an off-balance sheet exposure into an on-balance sheet equivalent; and – New Zealand RWA largely determined by the RBNZ requirements which increased RWA compared to prior periods. • Introduction of a capital floor which limits the capital benefit available to advanced banks to no more than 72.5% of the RWA outcomes available under the standardised approach; and • Introduction of a minimum leverage ratio of 3.5% and amendments of the leverage exposure calculation. APRA’s capital framework reduced credit RWA by $23.7 billion on implementation. Key drivers were: – Property Finance: Internal modelling has reduced the risk weight of property finance. These exposures were formerly calculated using the IRB slotting approach; – Residential Mortgages: Revisions to mortgage models reduced RWA, although additional capital was required for higher risk segments, including standardised risk weights for some exposures; and – Off-balance sheet exposures: EAD has reduced mainly related to changes in CCFs for non-retail exposures. Changes to credit risk capital APRA’s capital framework included updated prudential standards for credit risk capital (APS113 Capital Adequacy: Internal Ratings-Based (IRB) Approach to Credit Risk and APS 112 Capital Adequacy: Standardised Approach to Credit Risk). The revised IRB standard requires an ADI to categorise banking book exposures into four broad IRB APS113 asset classes (Corporate, Sovereign, Financial Institution and Retail) and apply the prescribed treatment for those classes to each credit exposure within them for the purposes of deriving its regulatory capital requirement. APS113 cascades these asset classes into further sub-asset classes as per below. APRA’s capital framework resulted in changes to previously reported credit asset classes. This includes changes to credit RWA calculations from AIRB to FIRB and Standardised approaches for some exposure classes. Under FIRB, an ADI must provide its own estimates of PD and maturity and rely on supervisory estimates of LGD and EAD. Under Standardised, an ADI must apply risk weight percentages and CCFs set out in APS 112 to calculate the relevant RWA. The capital framework has resulted in some exposures being prescribed a standardised risk weight. This includes certain mortgages including interest-only mortgages greater than five years and mortgages held by self-managed super funds. Appendix I | APRA’s capital framework

20 WESTPAC GROUP DECEMBER 2023 PILLAR 3 REPORT Appendix I | APRA’s capital framework The table below summarises Westpac’s credit risk asset classes under APRA’s capital framework. Credit Asset Classes Previously Reported Credit Asset Classes Corporate Corporate Business Lending Business Lending Small Business Property Finance Specialised Lending Large Corporate Corporate Sovereign Sovereign Financial Institutions Corporate Business Lending Bank Residential Mortgages Residential Mortgages Australian Credit Cards Australian Credit Cards Other Retail Other Retail Small Business Small Business Business Lending Specialised Lending Specialised Lending Securitisation Securitisation New Zealand Corporate Business Lending Sovereign Banks Residential Mortgages Other Retail Small Business Specialised Lending Securitisation

21 APPENDIX II | APS 330 quantitative requirements APS330 reference Westpac disclosure Page General requirements Paragraph 51 Tier 1 capital, total exposures and leverage ratio 9 Attachment C: Table 3: Capital adequacy (a) to (e) Capital requirements 7 (f) Westpac’s capital adequacy ratios 6 Capital adequacy ratios of major subsidiary banks 6 Table 4: Credit risk (a) Exposure at Default by major type 12 (b) Non-performing and past due loans by portfolio 13 (c) Provisions held against performing exposures 11 Table 5: Securitisation exposures (a) Banking book summary of securitisation activity by asset type 15 (b) Banking book summary of on and off-balance sheet securitisation by exposure type 16 Trading book summary of on and off-balance sheet securitisation by exposure type 17 Attachment F: Table 20: Liquidity coverage Ratio disclosure template Liquidity Coverage Ratio disclosure 18 APPENDIX II | APS 330 quantitative requirements

22 WESTPAC GROUP DECEMBER 2023 PILLAR 3 REPORT APPENDIX III | EXCHANGE RATES Exchange rates The following exchange rates were used in the Westpac Pillar 3 report, and reflect spot rates for the period end. 31 Dec 30 Sept 31 Dec 2023 2023 2022 USD 0.6842 0.6469 0.6778 GBP 0.5364 0.5285 0.5623 NZD 1.0769 1.0741 1.0704 EUR 0.6184 0.6110 0.6360 APPENDIX III | EXCHANGE RATES

23 GLOSSARY Term Description Actual losses Represent direct write-offs and write-offs from provisions after adjusting for recoveries. Additional Tier 1 capital (AT1) Comprises high quality components of capital that provide a permanent and unrestricted commitment of funds that are freely available to absorb losses but rank behind claims of depositors and other more senior creditors. They also provide for fully discretionary capital distributions. Alternative Liquid Assets (ALA) Assets that qualify for inclusion in the numerator of the LCR in jurisdictions where there is insufficient supply of HQLA. Australian Accounting Standards (AAS) A set of Australian reporting standards and interpretations issued by the Australian Accounting Standards Board. Australian and New Zealand Standard Industrial Classification (ANZSIC) A code used by the Australian Bureau of Statistics and Statistics New Zealand for classifying businesses. Authorised Deposit-taking Institution (ADI) ADIs are corporations that are authorised under the Banking Act 1959 to carry on banking business in Australia. Banking book The banking book includes all securities that are not actively traded by Westpac. Collectively assessed provisions (CAPs) Collectively assessed provisions for expected credit loss under AASB 9 represent the Expected Credit Loss (ECL) which is collectively assessed in pools of similar assets with similar risk characteristics. This incorporates forward-looking information and does not require an actual loss event to have occurred for an impairment provision to be recognised. Committed Liquidity Facility (CLF) Facility established with the RBA to cover the shortfall in Australian dollars between the ADI’s holding of HQLA and net cash outflows. The CLF is an ALA for the Group’s LCR calculation. Common equity Tier 1 (CET1) capital The highest form of capital. The key components of common equity are shares, retained earnings and undistributed current year earnings. Credit valuation adjustment (CVA) risk The risk of mark-to-market losses related to deterioration in the credit quality of a derivative counterparty. Default Pre – 1 January 2023: A customer default is deemed to have occurred when Westpac considers that either or both of the following events have taken place: • the customer is unlikely to pay its credit obligations to its financiers in full, without recourse by any of them to actions such as realising security (where held); and • the customer is past due 90 or more calendar days on any material credit obligation to its financiers. Overdrafts will be considered past due once the customer has breached an advised limit, or been advised of a limit smaller than the current outstandings. From 1 January 2023: Refer to non-performing exposures definition. Defaulted not impaired Pre – 1 January 2023: Includes facilities where: • contractual payments of interest and/or principal are 90 or more calendar days overdue, including overdrafts or other revolving facilities that remain continuously outside approved limits by material amounts for 90 or more calendar days (including accounts for customers who have been granted hardship assistance); or • an order has been sought for the customer’s bankruptcy or similar legal action has been instituted, which may avoid or delay repayment of its credit obligations; and • the estimated net realisable value of assets/security to which Westpac has recourse is sufficient to cover repayment of all principal and interest, or where there are otherwise reasonable grounds to expect payment in full and interest is being taken to profit on an accrual basis. These facilities, while in default, are not treated as impaired for accounting purposes. From 1 January 2023: Equivalent to non-performing exposures that have not been impaired for accounting purposes. Exposure at default (EAD) EAD is calculated at facility level and includes outstandings as well as the proportion of committed undrawn that is expected to be drawn in the event of a future default. Expected credit loss (ECL) Expected credit losses are a probability-weighted estimate of the cash shortfalls expected to result from defaults over the relevant time frame. They are determined by evaluating a range of possible outcomes and taking into account the time value of money, past events, current conditions and forecasts of future economic conditions. GLOSSARY

24 WESTPAC GROUP DECEMBER 2023 PILLAR 3 REPORT GLOSSARY Term Description Extended Licensed Entity (ELE) An extended licensed entity (ELE) comprises an ADI and any subsidiaries of the ADI that have been approved by APRA as being part of a single ‘stand-alone’ entity. High-quality liquid assets (HQLA) Assets which meet APRA’s criteria for inclusion as HQLA in the numerator of the LCR. Individually assessed provisions (IAPs) Provisions raised for losses on loans that are known to be impaired and are assessed on an individual basis. The estimated losses on these impaired loans is based on expected future cash flows discounted to their present value and, as this discount unwinds, interest will be recognised in the income statement. Impaired exposures Includes exposures that have deteriorated to the point where full collection of interest and principal is in doubt, based on an assessment of the customer’s outlook, cashflow, and the net realisation of value of assets to which recourse is held: • facilities 90 days or more past due, and full recovery is in doubt: exposures where contractual payments are 90 or more days in arrears and the net realisable value of assets to which recourse is held may not be sufficient to allow full collection of interest and principal, including overdrafts or other revolving facilities that remain continuously outside approved limits by material amounts for 90 or more calendar days; • non-accrual facilities: exposures with individually assessed impairment provisions held against them, excluding restructured loans; • restructured facilities: exposures where the original contractual terms have been formally modified to provide for concessions of interest or principal for reasons related to the financial difficulties of the customer; • other assets acquired through security enforcement (includes other real estate owned): includes the value of any other assets acquired as full or partial settlement of outstanding obligations through the enforcement of security arrangements; and • any other facilities where the full collection of interest and principal is in doubt. Industry Exposures to businesses, government and other financial institutions are classified into industry clusters based upon groups of related ANZSIC codes. Companies that operate in multiple industries are classified according to their primary industry. Consumer customers as classified as “retail” and not further broken down. Interest rate risk in the banking book (IRRBB) The risk of loss in earnings or economic value in the banking book as a consequence of movements in interest rates. Internal ratings-based approach (IRB & Advanced IRB) These approaches allow banks to use internal estimates of the risks of their loans as inputs into the determination of the amount of credit risk capital needed to support the organisation. In the Advanced IRB approach, banks must supply their own estimates for all three credit parameters – Probability of Default, Loss Given Default and Exposure at Default. Leverage ratio The leverage ratio is defined by APRA as Tier 1 capital divided by the “Exposure measure” and is expressed as a percentage. “Exposure measure” includes on-balance sheet exposures, derivatives exposures, securities financing transaction (SFT) exposures, and other off-balance sheet exposures. Liquidity coverage ratio (LCR) An APRA requirement to maintain an adequate level of unencumbered high quality liquid assets, to meet liquidity needs for a 30 calendar day period under an APRA-defined severe stress scenario. Absent a situation of financial stress, the value of the LCR must not be less than 100%. LCR is calculated as the percentage ratio of stock of HQLA, CLF and qualifying Reserve Bank of New Zealand securities over the total net cash out flows in a modelled 30 day defined stressed scenario. Loss given default (LGD) The LGD represents an estimate of the expected severity of a loss to Westpac should a customer default occur during a severe economic downturn. Westpac assigns LGD to each credit facility, assuming an event of default has occurred and taking into account a conservative estimate of the net realisable value of assets to which Westpac has recourse and over which it has security. LGDs also reflect the seniority of exposure in the customer’s capital and debt structure. Maturity The maturity date used is drawn from the contractual maturity date of the customer loans. Net cash outflows Total expected cash outflows minus total expected cash inflows in the specified LCR stress scenario calculated in accordance with APRA’s liquidity standard. GLOSSARY

25 Term Description Non-performing exposures Credit default exposures, the initial recognition of which under APS220 occurs where either one, or both, of the following has happened: • Westpac considers that the borrower is unlikely to pay its credit obligations to Westpac in full, and without recourse to actions such as realising available security; • the borrower is 90 days or more past-due on a credit obligation to Westpac. Off-balance sheet exposure Credit exposures arising from facilities that are not recorded on Westpac's balance sheet (under accounting methodology). Undrawn commitments and the expected future exposure calculated for Westpac's derivative products are included in off-balance sheet exposure. Probability of default (PD) Probability of default is a through-the-cycle assessment of the likelihood of a customer defaulting on its financial obligations within one year. Risks-not-in-VaR (RNIV) The RNIV framework is a component of APRA’s APS 116 internal model approach for market risk regulatory capital. Risk weighted assets (RWA) Assets (both on and off-balance sheet) are risk weighted according to each asset's inherent potential for default and what the likely losses would be in case of default. In the case of non-asset backed risks (i.e. market and operational risk), RWA is determined by multiplying the capital requirements for those risks by 12.5. Securities financing transactions (SFT) APRA defines SFTs as “transactions such as repurchase agreements, reverse repurchase agreements, and security lending and borrowing, and margin lending transactions, where the value of the transactions depends on the market valuation of securities and the transactions are typically subject to margin agreements.” Term Funding Facility (TFF) The TFF provides low cost three-year funding for ADIs to support the supply of credit. It also provides an incentive for ADIs to increase their lending to businesses, especially small and medium-sized enterprises. Tier 2 capital Includes other capital elements, which, to varying degrees, fall short of the quality of Tier 1 capital but still contribute to the overall strength of an entity as a gone concern capital. Trading book Trading book activity represents dealings that encompass book running and distribution activity. The types of market risk arising from trading activity include interest rate risk, foreign exchange risk, commodity risk, equity price risk, credit spread risk and volatility risk. Financial Markets and Treasury are responsible for managing market risk arising from Westpac’s trading activity. Value at risk (VaR) VaR is the potential loss in earnings from adverse market movements and is calculated over a one-day time horizon at a 99% confidence level using a minimum of one year of historical rate data. VaR takes account of all material market variables that may cause a change in the value of the trading portfolio and the banking book including interest rates, foreign exchange rates, price changes, volatility, and the correlation among these variables. Other Term Description AIRB Advanced Internal Ratings-Based Approach APRA Australian Prudential Regulatory Authority APS Australian Prudential Standard CCB Capital Conservation Buffer CCFs Credit conversion factors D-SIBs Domestic Systemically Important Banks FIRB Foundation Internal Ratings-Based Approach FX Foreign Exchange G-SIB Global Systemically Important Banks ICAAP Internal Capital Adequacy Assessment Process RBA Reserve Bank of Australia RBNZ Reserve Bank of New Zealand SMA Standardised Measurement Approach WNZL Westpac New Zealand Limited

26 WESTPAC GROUP DECEMBER 2023 PILLAR 3 REPORT Disclosure regarding forward-looking statements The information contained in this report contains statements that constitute “forward-looking statements” within the meaning of section 21E of the U.S. Securities Exchange Act of 1934. Forward-looking statements are statements that are not historical facts. Forward-looking statements appear in a number of places in this report and include statements regarding Westpac’s intent, belief or current expectations with respect to its business and operations, macro and micro economic and market conditions, results of operations and financial condition, capital adequacy and risk management, including, without limitation, future loan loss provisions and financial support to certain borrowers, forecasted economic indicators and performance metric outcomes, indicative drivers, climate- and other sustainability- related statements, commitments, targets, projections and metrics, and other estimated and proxy data. Words such as ‘will’, ‘may’, ‘expect’, ‘intend’, ‘seek’, ‘would’, ‘should’, ‘could’, ‘continue’, ‘plan’, ‘estimate’, ‘anticipate’, ‘believe’, ‘probability’, ‘indicative’, ‘risk’, ‘aim’, ‘outlook’, ‘forecast’, ‘f’cast’, ‘f’, ‘assumption’, ‘projection’, ‘target,’ goal’, ‘guidance’, ‘ambition’ or other similar words are used to identify forward-looking statements, or otherwise identify forward-looking statements. These forward-looking statements reflect Westpac’s current views on future events and are subject to change, certain known and unknown risks, uncertainties and assumptions and other factors which are, in many instances, beyond Westpac’s control (and the control of Westpac’s officers, employees, agents and advisors), and have been made based on management’s expectations or beliefs concerning future developments and their potential effect upon Westpac. Forward-looking statements may also be made, verbally or in writing, by members of Westpac’s management or Board in connection with this report. Such statements are subject to the same limitations, uncertainties, assumptions and disclaimers set out in this report. There can be no assurance that future developments or performance will align with Westpac’s expectations or that the effect of future developments on Westpac will be those anticipated. Actual results could differ materially from those we expect or which are expressed or implied in forward-looking statements, depending on various factors including, but not limited to, those described in the section titled ‘Risk factors’ under the section ‘Performance Review’ in Westpac’s 2023 Annual Report. When relying on forward-looking statements to make decisions with respect to Westpac, investors and others should carefully consider such factors and other uncertainties and events. Except as required by law, Westpac assumes no obligation to revise or update any forward-looking statements in this report, whether from new information, future events, conditions or otherwise, after the date of this report. Disclosure regarding forward-looking statements

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